Exhibit 99.1

MISTRAS Group Announces Acquisition of Onstream Pipeline Inspection For $143 Million And Increases Fiscal 2018 Revenue Guidance to $740 Million

•	Acquires a leading, proprietary, technology-enabled pipeline inspection and data analytics platform

•	Adds a complementary, fast-growing, highly-profitable leader in the North American small to mid-bore pipeline inspection market

•	Accelerates growth by leveraging MISTRAS’ broad North American footprint and customer relationships

•	Expands existing credit facility to $400 million total committed capacity

•	Revises revenue guidance up by $10 million for full year 2018, exclusive of the impact of the Onstream acquisition

PRINCETON JUNCTION, NJ, December 13, 2018 (GLOBE NEWSWIRE) - MISTRAS Group, Inc. (MG: NYSE), (“MISTRAS”), a leading “one source” global provider of technology-enabled asset protection solutions used to maximize the uptime and safety of critical energy, industrial, and public infrastructure, announced today that it had acquired 100% of the stock of Onstream Pipeline Inspection Services, Inc. (“Onstream”), a leading North American provider of proprietary technology enabling pipeline inspection and data analytics services primarily to the gathering and mid-stream market. The preliminary purchase price for Onstream, acquired from Novacap and affiliates, a Canadian private equity firm, and other shareholders, was approximately $143 million. In connection with the acquisition of Onstream, the Company upsized its existing credit facility to $400 million for a new 5-year period. The Company also updated its full year 2018 guidance of estimated consolidated revenues to $740 million, an increase of $10 million over the high end of the Company’s most recent outlook and exclusive of the impact from Onstream.

Dennis Bertolotti, Chief Executive Officer stated, "The acquisition of Onstream is an ideal opportunity to diversify our business. It will enable us to leverage our strength in the midstream market and accelerate our growth by accomplishing our strategic initiative to add a pipeline integrity pillar to our service portfolio. Onstream is recognized as a leading company in the small- to mid-bore pipeline inspection market in North America and it has been growing at better than 20% annually over the past five years, while maintaining an extremely attractive margin profile. Onstream is also a technological innovator, with a growing proportion of its revenues derived from new markets and services.”

About Onstream Pipeline Inspection
Onstream is a leading provider of proprietary, technology-enabled inline inspection and data analytics services, and is a leading provider of inline inspection services in the “unpiggable” segment of the small to mid-bore North American gathering and midstream pipeline market. The recently commercialized 16 inch combination tool fleet marks the next stage in Onstream’s expansion into the large diameter midstream market of pipelines up to 20 inches. Onstream is able to produce actionable reports in approximately 20 days, compared to the 60 to 90 day industry norm. Onstream is also very proud of its culture of customer centricity and record for being able to responsively service customers whenever a pipeline inspection is necessary.

Onstream offers combination inspection tools with high-resolution sensors in both free swimming and tethered configurations to identify and record all pertinent pipeline data including hardware, girth welds, bends, metal loss defects and pipeline specific geometry features. Its bi-directional combination tether tool provides an inline inspection option for pipelines previously deemed to be “un-piggable” by traditional free swimming methods. Most importantly, Onstream consolidates all of the data it collects in its proprietary “Streamview” software, where a dedicated team of expert data analysts utilize proprietary algorithms to analyze data and quickly provide highly insightful reports to customers.

Onstream will continue to be managed by its key executives, (Chad Niehaus, President and Chief Executive Officer, and Gerry Wilkinson, co-founder and Chief Technology Officer). On behalf of Onstream, Chad Niehaus said, “The entire Onstream team is very excited to become part of MISTRAS Group, which has earned a reputation for its superior customer service, something for which we share a deep passion. As part of MISTRAS, we will have significant opportunities to utilize our extensive mutual customer relationships to accelerate our rate of growth, especially in the United States. While Onstream is not new to the pipeline inspection industry, it is fairly new to the US market. In addition, by incorporating MISTRAS’ world-class NDT (Nondestructive Testing) services and Advanced NDT technologies, we believe we will now be able to more quickly expand our existing service offering as well as develop and introduce new technologies that enhance our overall capabilities.”

Onstream was founded in 2005 and is based in Alberta, Canada with an additional location in Houston, TX. Onstream generated revenues of approximately $26.7 million (representing a 4-year compound annual growth rate of over 25%) for the year ended December 31, 2017 [1]. The preliminary purchase price of approximately $143 million was paid for with borrowings from the Company’s credit facility as well as cash on hand. Based on the Company's projections for 2019, the purchase price for Onstream was approximately 9 times its expected 2019 EBITDA (earnings before interest, taxes, depreciation and amortization).
[1] Per Canadian GAAP results, presented in US Dollars.

Increasing Fiscal 2018 Revenue Guidance
The Company also today announced that based on results to date in the fourth quarter, it is revising its full year revenue guidance higher for fiscal 2018 as shown below:
Previous            Current
Total revenues         $725 to $730 million    $740 million
This revenue guidance is exclusive of the impact of Onstream on 2018’s results.

All other guidance is reaffirmed, including the Company’s original target of at least $78 million of adjusted EBITDA for full year 2018. This guidance is based upon management's initial review of its operating results for the fourth quarter of 2018 and is subject to change based on the completion of the Company's year-end financial reporting process. Updated guidance does not include the impact of the Onstream acquisition.

Expanded Credit Facility
In connection with the acquisition of Onstream, the Company amended and restated its existing credit facility (“credit facility”) for a new 5-year period. Specifically, the Company increased its committed credit capacity from $250 million to $400 million. The credit facility consists of a funded $100 million term loan and a $300 million revolving facility, of which approximately $185 million was outstanding immediately after deal closing. The Company additionally has an uncommitted $150 million available to it, under an accordion feature of the credit facility. On a pro forma basis, the Company’s leverage ratio, defined as Total Funded Indebtedness divided by adjusted EBITDA, which are terms defined under the credit facility, was approximately 3.75X at closing, whereas the permitted maximum leverage ratio is initially 4.25X, stepping down to 3.5X over the next five quarters. Under certain conditions, the Company would be permitted to temporarily step back up to a 4.0X level, for up to four consecutive rolling quarters, on two separate occasions, over the life of the credit facility.

Conference Call

In connection with this release, MISTRAS will hold a conference call on December 14, 2018 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on MISTRAS' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call 1-844-832-7227 and use confirmation code 4087347 when prompted. The International dial-in number is 1-224-633-1529.

About MISTRAS Group, Inc.
MISTRAS is a leading “one source” global provider of technology-enabled asset protection solutions used to maximize the uptime and safety of critical energy, industrial, and public infrastructure. MISTRAS combines our industry-leading services, systems, and technologies to provide a unique, custom-tailored solution for each customer’s individual asset protection need.

Our asset protection portfolio includes field and laboratory inspections & testing; engineering services for asset integrity management; maintenance and light mechanical services; online asset-condition monitoring services; and manufacturing of inspection and monitoring equipment. Data from these solutions is centralized in MISTRAS’ world-class inspection data management software - PCMS™ - to provide our clients with integrated, comprehensive asset protection from a single provider.

For more information, please visit the company's website at www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Director, Marketing Communications, by email at marcom@mistrasgroup.com or by telephone at +1 (609) 716-4000.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about MISTRAS' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2018, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss and, if applicable, certain special items as noted.